UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 1, 2014

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36418	46-4500216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 5th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 883-3800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 Effective July 1, 2014, the Board of Directors (the “Board”) of Moelis & Company (the “Company”) increased its size from five to six directors and elected Kenneth L. Shropshire as director of the Company.  Mr. Shropshire was also appointed to the Board’s audit and compensation committees, replacing Kenneth Moelis on the audit committee and Navid Mahmoodzadegan on the compensation committee.  The Board has determined that Mr. Shropshire is “independent” as that term is defined under the NYSE listing rules for purposes of serving on the Board and committees and that he also satisfies the independence criteria set forth in Rule 10A-3 of the Securities Exchange Act, as amended, for purposes of serving as an independent director on the audit committee.

As a non-employee director of the Company, Mr. Shropshire will be eligible to receive annual compensation of $110,000 (comprised of $70,000 in either cash or Restricted Stock Units or a combination of both at his option, and $40,000 in the form of Restricted Stock Units which vest upon grant and are settled following the second anniversary of grant).  Additionally, as an audit committee member, he will be eligible to receive compensation of $10,000 annually.  The Company also reimburses non-employee directors for expenses incurred in connection with attending Board and committee meetings.  In addition, Mr. Shropshire and the Company will enter into an indemnification agreement substantially in the form attached as Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-194306) filed by the Company with the Securities and Exchange Commission on March 24, 2014.

Item 7.01                                           Regulation FD Disclosure.

On July 1, 2014, the Company issued a press release announcing the appointment of Mr. Shropshire to the Board.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press Release of Moelis & Company, dated July 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

	By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date: July 1, 2014